Exhibit 99.1

Contact:	Adam Mazur
Rubenstein PR
212-843-8073
amazur@rubensteinpr.com

Tim Clemensen
Rubenstein IR
212-843-9337
tclemensen@rubensteinir.com

FOR IMMEDIATE RELEASE

SulphCo Secures $60 Million Equity Financing Commitment

SulphCo, Inc. - Houston,TX April 30, 2008. SulphCo, Inc. (the “Company” or “SulphCo”) (Amex: SUF) announced today that it has secured a commitment for up to $60 million in equity financing under a common stock equity financing facility with Azimuth Opportunity Ltd. (“Azimuth”). During the eighteen month term of the commitment, SulphCo may issue up to $60 million dollars of its registered common stock to Azimuth at a small discount to market price. Under the terms of the agreement, SulphCo will determine, at its sole discretion, the timing and amount of any issuance of its stock, subject to certain conditions. The shares are being offered pursuant to a shelf registration statement declared effective by the Securities and Exchange Commission on September 4, 2007.

SulphCo intends to use the proceeds from the offering to fund the commercialization and further development of the Company's patented Sonocracking™ technology and for general corporate purposes, including working capital.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities. There shall not be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About SulphCo, Inc.

The Company has developed a patented safe and economic process employing ultrasound technology to desulfurize and hydrogenate crude oil and other oil related products. The Company's technology is designed to upgrade sour heavy crude oils into sweeter, lighter crude oils, producing more gallons of usable oil per barrel.

From time to time, the Company may issue forward-looking statements, which involve risks and uncertainties. This statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as actual results could differ and any forward-looking statements should be considered accordingly.